INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS AND
PROVIDES FULL YEAR GUIDANCE
Record sales driven by growth from all four segments
The company previously announced the acquisition of the Planters® snack nuts business
AUSTIN, Minn. (Feb. 18, 2021) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the first quarter of fiscal 2021. All comparisons are to the first quarter of fiscal 2020 unless otherwise noted. Operating free cash flow is presented as a non-GAAP metric.

EXECUTIVE SUMMARY - FIRST QUARTER
•Volume of 1.2 billion lbs., down 1%
•Record net sales of $2.5 billion, up 3%
•Pretax earnings of $277 million, down 5%
•Operating margin of 10.9%, compared to 11.8% last year
•Effective tax rate of 19.7%, compared to 16.3% last year
•Diluted earnings per share of $0.41, down 9% compared to last year
•Cash flow from operations of $206 million, up 9%
•Operating free cash flow1 of $165 million, up 27%

EXECUTIVE COMMENTARY
"We delivered record sales as all four segments generated top-line growth," said Jim Snee, chairman of the board, president and chief executive officer. "Brands such as SPAM®, SKIPPY®, Hormel® Black Label®, Applegate®, Columbus® and Jennie-O® all delivered exceptional growth. A key reason for our success was a result of the work of our One Supply Chain team members. They improved production efficiencies, integrated new capacity and leveraged strategic partnerships to increase production without compromising employee or food safety. I'm proud of the entire team as we remain on track to deliver sales and earnings growth this year in spite of challenging operating conditions."

"Our balanced business model continues to perform well,” Snee said. “We delivered extraordinary earnings growth from our Grocery Products and International segments this quarter, as we continue to see elevated consumer demand for our center store retail products. Our retail businesses in Refrigerated Foods and Jennie-O Turkey Store also showed earnings growth, but declines across our foodservice businesses and incremental supply chain costs related to the pandemic negatively impacted profitability."

OUTLOOK
"I am increasingly optimistic about generating sales and earnings growth in fiscal 2021," Snee said. "As such, we are setting our full year earnings per share guidance at $1.70 to $1.82 per share, which does not include the expected impact from the acquisition of the Planters® snack nuts business. The Planters® acquisition is exciting and a perfect strategic fit for our company."

"Our retail and deli teams have momentum going into the second quarter even as some of our retail businesses, especially Grocery Products, have very difficult comparisons due to the extremely high levels of demand we experienced last year," Snee said. "The International segment is poised to have a record year led by the continued strength in our China business, branded exports and our global partnerships. The strides we have made in our global e-commerce business are also expected to continue to pay off this year and into the future. We expect continued improvement throughout our supply chain as labor availability improves and pandemic-related expenses begin to subside."

"We expect a recovery in our foodservice business, given the acceleration in shipments during recent weeks. We are closely watching the foodservice industry trends during the recovery and preparing for rapid changes in demand," Snee said. "Jennie-O Turkey Store is proactively taking price increases across all categories in order to offset rapidly increasing grain costs. While I am confident in our pricing power and expect margins to stabilize in the back half of the year, continued escalation in grain prices will require additional actions."

Fiscal 2021 Outlook*
Net Sales Guidance (in billions)	$9.70 - $10.30
Earnings per Share Guidance	$1.70 - $1.82
*Does not include the estimated impact from the acquisition of the Planters® snack nuts business.

COVID-19 RESPONSE
"Employee safety remains our top priority as a company," Snee said. "We know that even with vaccines being distributed across the country, we must remain vigilant. As the pandemic evolves, we continue to adjust and refresh our awareness campaign, called KEEP COVID OUT!, in order to maintain relevancy with our team members."

In the first quarter, the company absorbed approximately $15 million in direct incremental supply chain costs primarily related to lower production volumes and enhanced safety measures in its production facilities. The company estimates most of the incremental supply chain costs are temporary and will be minimized after the pandemic subsides.

PLANTERS® ACQUISITION
"We were very excited to announce the definitive agreement to acquire the Planters® snack nuts business last week," Snee said. "The Planters® business adds another iconic brand to our portfolio while meaningfully increasing our presence in the snacking space. This strategic acquisition is perfectly aligned to our long-term growth strategy of building strong brands, delivering insights-driven innovation and intentionally building balance in our business."

"The Planters® business also complements our existing snacking portfolio primarily focused on social snacking occasions with products such as Hormel® Gatherings® party trays, Herdez® salsas and sauces, Wholly® guacamole and Columbus® charcuterie," Snee said. "We believe there is a compelling opportunity to share insights across our existing brands and the Planters® brand to drive growth for our total company."

The company will acquire the business for an effective purchase price of $2.79 billion. The transaction provides a tax benefit valued at $560 million equating to a purchase price of $3.35 billion in cash. Adjusting for the tax benefit, the 2020 EBITDA multiple was 12.5x. The proposed transaction is expected to close in calendar Q2 2021, subject to regulatory review and approval. The acquisition includes the Planters®,
NUT-rition®, Planters® Cheez Balls and Corn Nuts® brands. Net sales for the Planters® business were approximately $1 billion in calendar year 2020. See the press release dated Feb. 11, 2021, for additional details.

SEGMENT HIGHLIGHTS – FIRST QUARTER

Refrigerated Foods

•Volume down 2%
•Net sales up 1%
•Segment profit down 16%

Strong retail and deli sales growth more than overcame significant declines from foodservice. Growth was led by brands such as Hormel® Black Label®, Sadlers®, Applegate®, Columbus® and Hormel® pepperoni. Segment profit declined due to lower foodservice sales, a decrease in commodity profits and incremental supply chain costs related to the COVID-19 pandemic.

Grocery Products
•Volume up 4%
•Net sales up 7%
•Segment profit up 35%

Volume and sales growth were driven by strength across many center store products, including the SPAM® family of products, SKIPPY® spreads, Hormel® Compleats® meals, Hormel® chili and Herdez® salsas and sauces. Segment profit increased due to higher sales, improved mix and higher earnings from our MegaMex business.

Jennie-O Turkey Store
•Volume down 2%
•Net sales up 1%
•Segment profit down 30%

Sales growth across the entire retail portfolio, led by double-digit growth of Jennie-O® lean ground and Jennie-O® Oven Ready® products, and strong holiday sales of whole birds more than offset significantly lower foodservice sales. The decline in foodservice sales, increased supply chain costs related to the COVID-19 pandemic and higher freight expenses were the primary drivers of the decline in segment profit.

International & Other

•Volume down 5%
•Net sales up 13%
•Segment profit up 61%

Sales increased due to broad-based strength across branded businesses, including continued growth in China and robust sales of SPAM® luncheon meat and SKIPPY® peanut butter. The significant increase in segment profit was due to improved results for branded exports, an accelerating recovery in China and higher income from our partners in the Philippines, South Korea and Europe.

CHANNEL HIGHLIGHTS – FIRST QUARTER

In an effort to add an increased level of disclosure and clarity to the nature and timing of our revenue, net sales have been disaggregated into sales channels, which can also be found in the upcoming Form 10-Q. The ongoing COVID-19 pandemic and subsequent changes in consumer behavior continued to drive higher and sustained retail sales in each of the company's segments. Deli channel sales increased on strong demand during the holidays for branded grab-and-go items. Foodservice net sales were impacted by regional shutdowns during the quarter and remained below year-ago levels. International sales increased due to growth from branded exports and an accelerating recovery in China.

•U.S. retail net sales up 13%
•U.S. deli net sales up 7%
•U.S. foodservice net sales down 17%
•International net sales up 9%

SELECTED FINANCIAL DETAILS

Income Statement
•Selling, general and administrative expenses were flat compared to the prior year.
•Advertising spend was $34 million, down 3% compared to last year.
•Interest and investment income increased during the quarter. Higher investment income partially offset the additional interest expense from the bond issuance in the prior year.
•Operating margin was 10.9% compared to 11.8% in fiscal 2020. The decline for the quarter was due to lower sales and profitability for the company's foodservice businesses.
•The effective tax rate was 19.7% compared to 16.3% last year. Last year's rate benefited from a large volume of stock option exercises during the quarter.

Cash Flow Statement
•Cash flow from operations was $206 million, up 9%.
•Operating free cash flow1 was $165 million, up 27%.
•The company paid its 370th consecutive quarterly dividend on Feb. 16, 2021, at the annual rate of $0.98 per share, a 5% increase over the prior year.
•Capital expenditures in the first quarter were $40 million compared to $58 million last year. The company's target for capital expenditures in fiscal 2021 is $260 million. Large projects include a new dry sausage facility in Nebraska, Project Orion and other projects to support growth of branded products.
•Share repurchases for the quarter totaled $9 million, representing 0.2 million shares purchased.
•Depreciation and amortization expense in the first quarter was $51 million, compared to $49 million last year. The full-year expense is expected to be approximately $210 million.

Balance Sheet
•The company announced the acquisition of the Planters® snack nut business last week, with an expected close in calendar Q2, 2021, subject to regulatory review and approval. The company expects this acquisition will responsibly leverage its balance sheet without compromising its disciplined capital allocation policy. The acquisition is expected to be financed through a combination of cash on hand, short-term debt and long-term debt.
•Cash on hand increased to $1.8 billion from $1.7 billion at the beginning of the year.
•Total debt is $1.3 billion.
•Working capital increased to $2.2 billion from $2.1 billion at the beginning of the year.

PRESENTATION

A conference call will be webcast at 8 a.m. CST on Feb. 18, 2021. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 9922621. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Feb. 18, 2021, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three straight years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Forward-Looking Statements" and "Risk Factors" that appear on pages 5-9 in the company's Form 10-K for the fiscal year ended Oct. 25, 2020, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENT
The company defines the non-GAAP adjusted financial measurement of operating free cash flow as cash provided by or used in operating activities from continuing operations (a GAAP measure) less capital expenditures. The company views operating free cash flow as an important measure, because it is one factor in evaluating the amount of cash available for discretionary investments.

The company believes this non-GAAP financial measurement is useful to investors as it provides insight into the company's liquidity position. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. This non-GAAP measurement is not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measure to the non-GAAP adjusted measure.

RECONCILIATION OF NON-GAAP MEASURE

OPERATING FREE CASH FLOW (NON-GAAP)
In thousands
	Thirteen Weeks Ended
	January 24, 2021	January 26, 2020	% Change
Net Cash Provided by (Used in) Operating Activities	$205,686	$188,418
Purchases of Property and Equipment	(40,363)	(58,211)
Operating Free Cash Flow	$165,323	$130,207	27.0

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited
In thousands

	Thirteen Weeks Ended
	January 24, 2021	January 26, 2020	% Change
Net Sales
Grocery Products	$577,599	$540,626	6.8
Refrigerated Foods	1,367,077	1,351,790	1.1
Jennie-O Turkey Store	333,321	330,128	1.0
International & Other	183,150	161,890	13.1
Total	$2,461,147	$2,384,434	3.2

Segment Profit
Grocery Products	$92,202	$68,435	34.7
Refrigerated Foods	141,171	167,343	(15.6)
Jennie-O Turkey Store	26,940	38,551	(30.1)
International & Other	32,204	19,952	61.4
Total Segment Profit	292,517	294,280	(0.6)
Net Unallocated Expense	15,547	4,199	270.3
Noncontrolling Interest	112	81	38.8
Earnings Before Income Taxes	$277,082	$290,162	(4.5)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
In thousands, except per share amounts

	Thirteen Weeks Ended
	January 24, 2021	January 26, 2020
Net Sales	$2,461,147	$2,384,434
Cost of Products Sold	2,010,977	1,916,014
Gross Profit	450,170	468,421
Selling, General and Administrative	196,380	195,521
Equity in Earnings of Affiliates	14,228	7,588
Operating Income	268,018	280,488
Interest and Investment Income (Expense)	17,291	13,251
Interest Expense	(8,227)	(3,577)
Earnings Before Income Taxes	277,082	290,162
Provision for Income Taxes	54,687	47,209
Effective Tax Rate	19.7%	16.3%
Net Earnings	222,395	242,953
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	112	81
Net Earnings Attributable to Hormel Foods Corporation	$222,283	$242,872

Net Earnings Per Share
Basic	$0.41	$0.45
Diluted	$0.41	$0.45

Weighted-average Shares Outstanding
Basic	539,913	535,075
Diluted	547,444	544,815

Dividends Declared per Share	$0.2450	$0.2325

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited
In thousands

	January 24, 2021	October 25, 2020
Assets
Cash and Cash Equivalents	$1,751,541	$1,714,309
Short-term Marketable Securities	17,520	17,338
Accounts Receivable	706,654	702,419
Inventories	1,086,660	1,072,762
Income Taxes Receivable	8,997	41,449
Prepaid Expenses	21,356	18,349
Other Current Assets	8,935	12,438
Total Current Assets	3,601,663	3,579,063

Goodwill	2,617,589	2,612,727
Other Intangibles	1,073,455	1,076,285
Pension Assets	189,852	183,232
Investments In and Receivables From Affiliates	304,867	308,372
Other Assets	272,239	250,382
Net Property, Plant and Equipment	1,898,265	1,898,222
Total Assets	$9,957,932	$9,908,282

Liabilities and Shareholders' Investment
Accounts Payable	$558,523	$644,609
Accrued Expenses	50,901	59,136
Accrued Workers Compensation	28,643	25,070
Accrued Marketing Expenses	133,042	108,502
Employee Related Expenses	204,191	252,845
Taxes Payable	45,897	22,480
Interest and Dividends Payable	137,583	132,632
Current Maturities of Long-term Debt	258,690	258,691
Total Current Liabilities	1,417,469	1,503,965

Long-term Debt - Less Current Maturities	1,043,050	1,044,936
Pension and Post-retirement Benefits	555,220	552,878
Other Long-term Liabilities	161,988	157,399
Deferred Income Taxes	224,477	218,779
Accumulated Other Comprehensive Loss	(360,869)	(395,250)
Other Shareholders' Investment	6,916,596	6,825,576
Total Liabilities and Shareholders' Investment	$9,957,932	$9,908,282

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
In thousands

	Thirteen Weeks Ended
	January 24, 2021	January 26, 2020
Operating Activities
Net Earnings	$222,395	$242,953
Depreciation and Amortization	51,043	49,329
Decrease (Increase) in Working Capital	(62,585)	(102,839)
Other	(5,167)	(1,025)
Net Cash Provided by (Used in) Operating Activities	205,686	188,418

Investing Activities
Net (Purchase) Sale of Securities	(206)	(16)
Purchases of Property and Equipment	(40,363)	(58,211)
Proceeds From Sales of Property and Equipment	1,461	1,114
Decrease (Increase) in Investments, Equity in Affiliates, and Other Assets	(193)	(3,391)
Net Cash Provided by (Used in) Investing Activities	(39,301)	(60,504)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,165)	(2,019)
Dividends Paid on Common Stock	(125,516)	(112,249)
Share Repurchase	(8,837)	—
Other	1,765	36,353
Net Cash Provided by (Used in) Financing Activities	(134,754)	(77,915)
Effect of Exchange Rate Changes on Cash	5,600	1,519
Increase (Decrease) in Cash and Cash Equivalents	37,232	51,518
Cash and Cash Equivalents at Beginning of Year	1,714,309	672,901
Cash and Cash Equivalents at End of Quarter	$1,751,541	$724,419